As filed with the Securities and Exchange Commission on January 20, 2009

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HARRY WINSTON DIAMOND CORPORATION
(Exact name of registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

P.O. Box 4569, Station A, Toronto, ON, Canada M5W 4T9
(Address of Principal Executive Offices, Including Zip Code)

HARRY WINSTON DIAMOND CORPORATION
AMENDED STOCK OPTION PLAN
(Full Title of the Plan)

Richard B. Raymer
Hodgson Russ LLP
150 King Street West
P.O. Box 30, Suite 2309
Toronto, Ontario
M5H 1J9 Canada
(416) 595-2681
(Name and Address of Agent for Service)
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum	Amount of
Title of Securities	Amount to be	Maximum Offering	Aggregate Offering	Registration
to be Registered	Registered(1)	Price Per Share(2)	Price(2)	Fee(2)

Common Shares, without par value	3,000,000	$4.60	$13,800,000	$542.34

(1)

Plus such indeterminate number of shares of common stock of the Registrant as may be issuable by reason of the anti-dilution provisions of the Plan.

(2)

Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the registration fee was computed on the basis of the market value of the 3,000,000 shares of common stock to be registered hereby estimated in accordance with Rule 457(c), solely for the purpose of computing the registration fee, on the basis of the average of the high and low prices per share of common stock of the Registrant reported on the New York Stock Exchange on January 12, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

The documents containing the information specified in Part I of this registration statement (the "Registration Statement") will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

Item 2.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Harry Winston Diamond Corporation Amended Stock Option Plan are available without charge by contacting:

Harry Winston Diamond Corporation
P.O. Box 4569 Toronto, ON,
Canada M5W 4T9
(416) 362-2237, Ext. 223

Attention: Investor Relations

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Harry Winston Diamond Corporation (the "Company") hereby incorporates by reference into this Registration Statement the following documents:

(a)         the Company’s Annual Report on Form 40-F for the period ended January 31, 2008 filed with the Commission on April 28, 2008;

(b)         all other reports of the Company filed pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above; and

(c)         the description of the Company’s common stock contained in its Registration Statement on Form 20-F (Commission File No. 0-17227) originally filed with the Commission on October 20, 1988 and as subsequently amended by amendment no. 1 on Form 8 filed on January 31, 1989, and amendment no. 2 on Form 8 filed on March 16, 1989, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is also deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the issuance of shares of the common stock registered under this Registration Statement will be passed upon for the Company by Beach Hepburn LLP.

Item 6. Indemnification of Directors and Officers.

Under the CANADA BUSINESS CORPORATIONS ACT (the "CBCA"), which governs the Company, except in respect of an action by or on behalf of a corporation or other entity to procure a judgment in its favor, a corporation may indemnify a present or former director or officer of such corporation or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the corporation or other entity and provided that such individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer (or other individual as described above) is entitled to indemnification from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by such individual in connection with the defense of a civil, criminal, administrative, investigative or other proceeding to which he or she is made a party because of their association with the corporation or other entity if such individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and has fulfilled the conditions set forth above.

In accordance with and subject to the CBCA, the by-laws of the Company provide that the Company will indemnify a director or officer of the Company, a former director or officer of the Company or another individual who acts or acted at the Company’s request as a director or officer (or an individual acting in a similar capacity) of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company will advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in the preceding sentence. The Company will not indemnify an individual unless he or she: (a) acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which he or she acted as a Director or officer or in a similar capacity at the Corporation's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The individual will repay the monies if it is determined that he or she did not fulfill the conditions in the preceding sentence. The Company will also indemnify the individuals referred above in such other circumstances as the CBCA or law permits or requires. Nothing in the Company’s by-laws limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of the Company’s by-laws.

The Company has entered into indemnification agreements with each director of the Company, officer of the Company, director of any other entity to the extent that such person is serving in such capacity at the request of the Company or an officer of any other entity to the extent that person is serving in such capacity at the request of the Company. The indemnification agreements provide that the Company shall, subject to certain exceptions, indemnify and pay or advance the costs of defense of such person who is made party to a proceeding by reason of their indemnified capacities. Each person shall continue to be entitled to indemnification under an indemnification agreement, even though that person may no longer be acting in an indemnified capacity.

The Company maintains directors’ and officers’ liability insurance which insures the directors and officers of the Company and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated herein by reference:

Exhibit No.	Description

4.1	Harry Winston Diamond Corporation Amended Stock Option Plan.

5.1	Opinion of Beach Hepburn LLP.

23.1	Consent of Beach Hepburn LLP (included in exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Accountants.

24.4	Power of attorney (included on signature page).

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, (the "Securities Act") each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, on January 20, 2009.

HARRY WINSTON DIAMOND CORPORATION

BY:	/s/ Robert A. Gannicott
Robert A. Gannicott
Chairman & Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Harry Winston Diamond Corporation. (the "Company") do hereby constitute and appoint Robert A. Gannicott, Beth Bandler, Lyle Hepburn and Alan Mayne, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provision of Rule 462(b) under the Act) hereto; and we do hereby ratify and confirm that all such persons shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Gannicott	Chairman & Chief Executive Officer and Director	January 20, 2009
Robert A. Gannicott	(Principal Executive Officer)

/s/ Thomas J. O’Neill	President and Director	January 20, 2009
Thomas J. O'Neill

/s/ Alan S. Mayne	Chief Financial Officer (Principal Financial Officer	January 20, 2009
Alan S. Mayne	and Principal Accounting Officer)

/s/ Matthew W. Barrett	Director	January 20, 2009
Matthew W. Barrett

/s/ Micheline Bouchard	Director	January 20, 2009
Micheline Bouchard

/s/ Noel Harwerth	Director	January 20, 2009
Noel Harwerth

/s/ Daniel Jarvis	Director	January 20, 2009
Daniel Jarvis

/s/ Laurent E. Mommeja	Director	January 20, 2009
Laurent E. Mommeja

/s/ J. Roger B. Phillimore	Director	January 20, 2009
J. Roger B. Phillimore

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Harry Winston Diamond Corporation Amended Stock Option Plan.

5.1*	Opinion of Beach Hepburn LLP.

23.1*	Consent of Beach Hepburn LLP (included in exhibit 5.1).

23.2*	Consent of KPMG LLP, Independent Accountants.

24.4*	Power of attorney (included on signature page).

* Filed herewith